Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Fourth Quarter and Full Year 2016 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (February 23, 2017) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2016, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time.

“2016 was an exceptional year for Ligand. We reported substantial revenue growing more than 50% over last year and strong operating cash flow. Evomela, a new commercial product with a high royalty rate to Ligand, launched and joined Promacta® and Kyprolis® as major drivers of royalty revenue. We also had a very successful year operating our OmniAb business following the acquisition of OMT approximately one year ago. Additionally, many new deals entered our portfolio and numerous late-stage partnered assets generated meaningful positive news,” said John Higgins, Chief Executive Officer. “2017 is positioned to be another year of strong growth in revenue and cash flow. We anticipate beginning to receive royalties from new product launches, and look forward to major data readouts from many late-stage partnered programs, results from our Phase 2 GRA trial and partners entering the clinic with antibodies from our OmniAb platform.”

Fourth Quarter 2016 Financial Results

Total revenues for the fourth quarter of 2016 were $38.2 million, compared with $21.2 million for the same period in 2015, an increase of 80%. Royalty revenues were $19.6 million, compared with $11.5 million for the same period in 2015 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $9.1 million, compared with $7.2 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $9.5 million, compared with $2.4 million for the same period in 2015 due to a higher number of contract payments and contributions from OmniAb-related deals.

Cost of goods sold was $2.9 million for the fourth quarter of 2016, compared with $0.9 million for the same period in 2015 due to the timing and mix of Captisol sales. Amortization of intangibles was $2.7 million, compared with $0.6 million for the same period in 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $6.4 million, compared with $2.3 million for the same period of 2015 as a result of the addition of OMT-related expenses, timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $6.6 million, compared with $6.2 million for the same period in 2015 due to costs associated with OMT and non-cash stock-based compensation expense.

GAAP net loss for the fourth quarter of 2016 was $3.1 million, or $0.15 per share, compared with GAAP net income for the fourth quarter of 2015 of $6.3 million, or $0.29 per diluted share. GAAP net income for the fourth quarter of 2016 was impacted by a $9.0 million non-cash charge related to Viking Therapeutics, primarily for a markdown of the book value of our holdings in Viking to current market values. Adjusted net income for the fourth quarter of 2016 was $16.1 million, or $0.74 per diluted share, compared with adjusted net income for the same period in 2015 of $12.2 million, or $0.59 per diluted share. Adjusted net income and EPS are now being reported on a fully-taxed basis, as disclosed in the Form 8-K filed with the Securities and Exchange Commission January 18, 2017. See “Adjusted Financial Measures” and the accompanying table below for the adjusted calculations and reconciliation to comparable GAAP financial measures.

As of December 31, 2016, Ligand had cash, cash equivalents and short-term investments of $141.0 million. Cash generated from operations was $21.0 million and $63.0 million for the 2016 fourth quarter and full year, respectively.

Full Year Financial Results

Total revenues in 2016 were $109.0 million, compared with $71.9 million for 2015, an increase of 52%. Royalty revenues were $59.4 million, compared with $38.2 million for 2015 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $22.5 million, compared with $27.7 million for 2015 due to timing of Captisol purchases for use in clinical trials and commercial products. License and milestone revenues were $27.0 million, compared with $6.1 million for 2015 due to a higher number of contract payments and contributions from OmniAb-related deals.

Cost of goods sold was $5.6 million in 2016, compared with $5.8 million for 2015 due to the timing and mix of Captisol sales. Amortization of intangibles was $10.6 million, compared with $2.4 million for 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $21.2 million, compared with $11.0 million for 2015 as a result of the addition of OMT-related expenses, timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $26.6 million, compared with $24.4 million for 2015 due to costs associated with OMT and non-cash stock-based compensation expense.

GAAP net loss in 2016 was $1.6 million, or $0.08 per share, compared with GAAP net income in 2015 of $229.8 million, or $10.83 per diluted share. The difference is primarily attributable to a net income tax benefit in 2015 of $206.0 million, or $9.70 per diluted share, from the release of valuation allowance. 2016 GAAP net loss was also impacted by a $23.1 million non-cash charge associated with our investment in Viking, primarily consisting of a loss on dilution as a result of Viking financings and the mark-to-market charge taken in the fourth quarter of 2016. Adjusted net income for 2016 was $46.7 million, or $2.15 per diluted share, compared with adjusted net income in 2015 of $47.6 million, or $2.31 per diluted share.

2017 Financial Forecast

The Company expects 2017 revenues to consist of three components: royalties, material sales and contract (license and milestone) revenue. At this time, Ligand estimates 2017 core revenue to include royalties of approximately $87 million, material sales of approximately $23 million and contract payments of at least $20 million. During 2017, Ligand estimates it could potentially receive up to an additional $30 million of contract payments, however external events are out of Ligand’s control so the Company will provide more information about the timing and probability for any additional contract revenue expected to be booked in 2017 as the year progresses. Ligand estimates that cash expenses for 2017 will be in the range of $28 million to $30 million, consistent with the cash expenses incurred for 2016. Ligand notes that with core revenue of $130 million, adjusted earnings per diluted share would be approximately $2.70. This amount is expected to be higher in the event additional contract revenue is received in 2017. The core adjusted EPS figure reflects the Company’s new fully-taxed adjusted EPS methodology, including a 36% to 39% tax rate, but the Company continues to pay less than 1% cash taxes as it utilizes its over $500 million of remaining NOLs.

ASC 606 - Revenue Accounting Standard

In May 2014 the Financial Accounting Standards Board issued Accounting Standards Codification Topic 606 (ASC 606), Revenue From Contracts With Customers, which is intended to provide a single, comprehensive revenue recognition model for all contracts with customers and thereby improve comparability within industries, across industries, and across capital markets. Companies must implement this new standard no later than January 1, 2018 and they can elect to adopt the standard after January 1, 2017. At this time, Ligand does not expect to adopt ASC 606 as of January 1, 2017.

Fourth Quarter 2016 and Recent Business Highlights

Portfolio Program Progress

Promacta®/Revolade®

•	Novartis reported fourth quarter 2016 net sales of Promacta (eltrombopag) of $178 million, a $45 million or 34% increase over the same period in 2015.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•	On February 2, 2017, Amgen reported fourth quarter 2016 net sales of Kyprolis (carfilzomib) of $183 million, a $35 million or 24% increase over the same period in 2015.

•	On February 2, 2017, Ono Pharmaceutical reported that Kyprolis sales in Japan were ¥11 billion ($9.7 million) since the product was launched in August of 2016 through December 31, 2016.

•
On November 10, 2016, Amgen announced a collaboration with Janssen Biotech, Inc. to evaluate the combination of Amgen's Kyprolis (carfilzomib) and Janssen's DARZALEX® (daratumumab) in multiple clinical studies in patients with multiple myeloma. The first study initiated as part of this agreement is a Phase 3 registrational trial evaluating Kyprolis in combination with DARZALEX and dexamethasone compared to Kyprolis and dexamethasone alone in patients with multiple myeloma who have had one, two or three prior lines of therapy. The study is anticipated to start enrolling patients in April 2017.

Additional Pipeline and Partner Developments

•
Retrophin announced positive top-line results from the Phase 2 DUET study of sparsentan for the treatment of focal segmental glomerulosclerosis (FSGS). The study achieved statistical significance in the primary efficacy endpoint for the overall sparsentan treatment group, demonstrating a greater than two-fold reduction of proteinuria compared to irbesartan after the eight-week, double-blind treatment period. Additional data from the Phase 2 DUET study of sparsentan for the treatment of FSGS were presented at the late-breaking High-Impact Clinical Trials oral session at the American Society of Nephrology Kidney Week 2016. Retrophin also announced it would meet with the FDA in January 2017 regarding the regulatory pathway for sparsentan in FSGS.

•
Lundbeck announced FDA approval of Carnexiv™ (carbamazepine) injection as a short-term replacement therapy for oral carbamazepine formulations in adults with certain seizure types when oral administration is temporarily not feasible. Ligand earned a $1.25 million milestone payment upon approval and is entitled to receive a royalty of 2.75% on net sales of Carnexiv.

•
Sage Therapeutics announced an expedited development plan for brexanolone (SAGE-547) in the treatment of postpartum depression (PPD) following receipt of formal meeting minutes from a breakthrough therapy meeting with the FDA. Sage anticipates announcing top-line data from the PPD registration trials in 2H 2017.

•
Melinta Therapeutics announced that the NDAs for approval of IV and oral Baxdela™ (delafloxacin) for the treatment of patients with acute bacterial skin and skin structure infections (ABSSSI) were accepted for filing by the FDA and were granted a PDUFA date of June 19, 2017. If approved, Ligand is entitled to receive a 2.5% royalty on net sales of the IV formulation of Baxdela and a $1.5 million approval milestone payment.

•	The FDA granted orphan designation to Merck’s Noxafil for treatment of invasive aspergillosis.

•
Merck announced that it stopped the Phase 2/3 EPOCH study evaluating verubecestat in people with mild-to-moderate Alzheimer’s disease due to the conclusion that the efficacy endpoint could not be achieved. No safety concerns where noted. Results from EPOCH will be analyzed and presented at an upcoming scientific meeting.

The external Data Monitoring Committee recommended that the ongoing Phase 3 APECS study, which is evaluating verubecestat in people with prodromal Alzheimer’s disease, continue unchanged. Results from the APECS study are expected in February 2019.

•
Eli Lilly presented data on Captisol-enabled prexasertib (LY2606368) demonstrating activity in patients with BRCA wild type sporadic high-grade serous ovarian cancer at the European Society for Medical Oncology 2016 Congress.

•
Viking Therapeutics announced it expects the Phase 2 clinical trial of VK5211in patients recovering from hip fracture surgery and the Phase 2 clinical trial of VK2809 in patients with primary hypercholesterolemia and non-alcoholic fatty liver disease to be completed in the second quarter of 2017.

•
Viking Therapeutics announced positive initial results from a proof-of-concept study of VK2809 in an in vivo model of glycogen storage disease 1a (GSD 1a) and announced funding of initial clinical development of VK2809 for treatment of GSD 1a with plans to file and IND in the second half of 2017.

•	Aldeyra provided an update on its Phase 3 clinical program of ADX-102 in noninfectious anterior uveitis and anticipates beginning the Phase 3 trial in the second quarter of 2017.

•
Aldeyra announced that it had enrolled the first patient in a Phase 2b clinical trial of ADX-102 for the treatment of allergic conjunctivitis and also presented results of a Phase 2 clinical trial of ADX-102 topical ophthalmic solution in a challenge model of allergic conjunctivitis.

•	Merck KGaA announced it licensed rights to develop Captisol-enabled VX-970 from Vertex Pharmaceuticals. Economic terms of the original agreement between Ligand and Vertex remained unchanged.

•	Takeda presented clinical data on Captisol-enabled pevonedistat in older patients with acute myeloid leukemia at ASH 2016.

•	XTL Biopharmaceuticals announced the company intends to pursue Sjögren-Larsson Syndrome as the second indication for its lead drug candidate hCDR1.

•	Oncobiologics presented final data from the Phase 1 trial evaluating bioequivalence of ONS-3010 (Humira® biosimilar) and the U.S. and European originator versions of Humira (adalimumab).

•	Gilead Sciences highlighted Captisol-enabled GS-5734 for the treatment of Ebola virus infection at JP Morgan’s healthcare conference.

New Licensing Deals

•
Ligand announced a worldwide license agreement with Ono Pharmaceutical to use the OmniAb platform technologies to discover fully human antibodies. Ligand is eligible to receive annual access payments, milestone payments and royalties on future net sales of any antibodies discovered under these licenses.

•
Ligand announced global license and supply agreements with Novartis for the development and commercialization of a Captisol-enabled oral liquid formulation of trametinib, a kinase inhibitor currently indicated as a single agent or in combination with dabrafenib, for the treatment of patients with unresectable or metastatic melanoma with BRAF V600 mutation. Ligand will be eligible to receive royalties on future net sales and revenue from Captisol material sales. Novartis will be responsible for all costs related to the program.

•	Ligand entered into a Captisol Clinical Use/Supply Agreement with Eisai.

Internal Glucagon Receptor Antagonist (GRA) Program

•	Ligand announced its GRA program was featured in an article published in Nature Reviews Drug Discovery entitled Targeting hepatic glucose metabolism in the treatment of type 2 diabetes.

Adjusted Financial Measures

The Company reports adjusted results for diluted net income per share and net income, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions, changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, unissued shares relating to the Senior Convertible Note, unissued shares relating to the anti-dilutive effect of fourth quarter and fiscal year 2016 GAAP net loss and adjustments for discontinued operations, and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included in this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustments for amounts owed to licensors and fair value adjustments to Viking Therapeutics convertible note receivable. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted diluted earnings per share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” To participate via live or replay webcast, a link will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of new product launches by Ligand and its partners and the related royalties Ligand expects to receive from its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding the full-year 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on other partnered products and research or development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2017 or any portion thereof or beyond, that Ligand's 2017 revenues will be at the levels as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, excluding per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Royalties	$19,581	$11,546	$59,423	$38,194
Material sales	9,056	7,206	22,502	27,662
License fees, milestones and other revenues	9,548	2,440	27,048	6,058
Total revenues	38,185	21,192	108,973	71,914
Operating costs and expenses:
Cost of goods sold	2,896	884	5,571	5,807
Amortization of intangibles	2,731	594	10,643	2,375
Research and development	6,408	2,276	21,221	11,005
General and administrative	6,626	6,190	26,621	24,378
Non-continuing expenses	169	234	1,032	1,020
Total operating costs and expenses	18,830	10,178	65,088	44,585
Income from operations	19,355	11,014	43,885	27,329
Other expense, net	(2,393)	(3,049)	(9,459)	(10,034)
Increase in contingent liabilities	(738)	(37)	(3,334)	(5,013)
Gain on deconsolidation of Viking	—	—	—	28,190
Loss from Viking	(8,994)	(2,102)	(23,132)	(5,143)
Total other expense, net	(12,125)	(5,188)	(35,925)	8,000
Income before income taxes	7,230	5,826	7,960	35,329
Income tax (expense) benefit	(10,355)	515	(10,327)	192,115
(Loss) income from continuing operations including noncontrolling interests	$(3,125)	$6,341	$(2,367)	$227,444

Discontinued operations:
Gain on sale of Oncology Product Line, net of tax	—	—	731	—
Net (loss) income:	(3,125)	6,341	(1,636)	227,444
Less: net loss attributable to noncontrolling interests	—	—	—	(2,380)
Net (loss) income attributable to common shareholders	$(3,125)	$6,341	$(1,636)	$229,824

Basic per-share amounts:
(Loss) income from continuing operations	$(0.15)	$0.32	$(0.11)	$11.61
Discontinued operations	—	—	0.04	—
Net (loss) income	$(0.15)	$0.32	$(0.08)	$11.61
Diluted per-share amounts:
(Loss) income from continuing operations	$(0.15)	$0.29	$(0.11)	$10.83
Discontinued operations	—	—	0.04	—
Net (loss) income	$(0.15)	$0.29	$(0.08)	$10.83

Weighted average number of common shares-basic	20,898,453	19,932,908	20,831,454	19,789,991
Weighted average number of common shares-diluted	20,898,453	21,541,821	20,831,454	21,227,887

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$141,048	$200,219
Accounts receivable, net	14,700	6,170
Note receivable	3,207	4,782
Inventory	1,923	1,633
Other current assets	2,175	1,908
Total current assets	163,053	214,712

Deferred income taxes	123,891	189,083
Goodwill and other identifiable intangible assets	276,912	60,585
Investment in Viking	8,345	29,728
Commercial license rights	25,821	8,554
Property and equipment, net	1,819	372
Other assets	1,744	27
Total assets	$601,585	$503,061

Liabilities and Stockholders' Equity
Current contingent liabilities	$5,088	$10,414
Accounts payable and accrued liabilities	9,131	10,422
Short-term debt	212,910	201,985
Total current liabilities	227,129	222,821

Long-term debt
Long-term portion of contingent liabilities	2,916	3,033
Other long-term liabilities	687	297
Total liabilities	230,732	226,151
Equity component of currently redeemable convertible notes	29,563	39,628
Total Ligand Pharmaceuticals stockholders' equity	341,290	237,282
Total liabilities and stockholders' equity	$601,585	$503,061

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, excluding per-share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net income	$(3,125)	$6,341	$(1,636)	$229,824
Stock-based compensation expense	5,204	2,947	18,893	12,458
Non-cash interest expense(1)	2,795	2,628	10,926	10,274
Amortization related to acquisitions	2,895	638	11,072	2,419
Loss from Viking(2)	8,994	2,102	23,132	5,143
Increase in contingent liabilities(3)	738	37	3,334	5,013
Fair market value adjustment on Viking note and warrants(4)	—	765	(462)	765
Mark-to-market adjustment for investments owed to licensors(5)	(68)	(40)	(36)	531
Income tax effect of adjusted reconciling items above(6)	(7,295)	(3,174)	(23,726)	(12,800)
Deferred tax asset valuation allowance(7)	5,939	—	5,939	(205,996)
Discontinued operations, net of tax	—	—	(731)	—
Adjusted net income from continuing operations	$16,077	$12,244	$46,705	$47,631
Diluted per-share amounts attributable to common shareholders:
Net income	$(0.15)	$0.29	$(0.08)	$10.83
Stock-based compensation expense	0.25	0.14	0.91	0.59
Non-cash interest expense(1)	0.13	0.12	0.52	0.48
Amortization related to acquisitions	0.14	0.03	0.53	0.11
Loss from Viking(2)	0.43	0.10	1.11	0.24
Increase in contingent liabilities(3)	0.04	—	0.16	0.24
Fair market value adjustment on Viking note and warrants(4)	—	0.04	(0.02)	0.04
Mark-to-market adjustment for investments owed to licensors(5)	—	—	—	0.03
Income tax effect of adjusted reconciling items above(6)	(0.35)	(0.15)	(1.14)	(0.60)
Deferred tax asset valuation allowance(7)	0.28	—	0.29	(9.70)
Discontinued operations, net of tax	—	—	(0.04)	—
2019 Senior Convertible Notes share count adjustment	(0.03)	0.02	(0.09)	0.05
Adjusted net income from continuing operations	$0.74	$0.59	$2.15	$2.31

Weighted average shares used in calculation of GAAP diluted earnings per share	20,898	21,542	20,831	21,228
Shares excluded due to anti-dilutive effect on GAAP net loss	1,728	—	1,884	—
Weighted average dilutive potential common shares issuable of 2019 Senior Convertible Notes	(843)	(789)	(995)	(499)
Weighted average shares used in calculation of adjusted diluted earnings per share	21,783	20,753	21,720	20,729

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Loss from Viking reflects the Company's share of Viking's net loss of $1.2M and $5.1M for the three and twelve months ended December 31, 2016 respectively, and the decrease in the book value of the Company's equity method investment in Viking of $0.3 million and $10.6 million for the three and twelve months ended December 31, 2016, respectively, as a result of the Company's decreased ownership percentage in Viking after Viking's financing and an in impairment charge of $7.4 million for the year ended December 31, 2016 as a result of an other than temporary decrease in the value of our investment in Viking.

The $28.2 million gain on deconsolidation of Viking in 2015 is not reflected above as an adjustment to GAAP results as the $28.2 million gain comprises primarily $29.2 million in consideration we received from a licensing arrangement, which we consider to be recurring in nature and core to our operations. The $29.2 million payment consists of the license fee, in the form of Viking common stock, we received under the Master Licensing Agreement (“MLA”) entered into between the Company and Viking in May of 2014 whereby the Company granted Viking rights to five programs. Pursuant to the MLA, as partial consideration for the grant of the rights and licenses under the MLA, upon the consummation of an initial public offering (“IPO”), Viking was required to issue to the Company shares of Viking common stock.  In May 2015, Viking completed its IPO, at which time the Company received approximately 3.7 million shares of Viking common stock.

(3) Changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Changes in fair value of Viking Therapeutics, Inc. note receivable and warrants.

(5) Amounts due to Bristol-Myers Squibb relating to Retrophin Shares.

(6) Prior to the quarter ended December 31, 2016, adjustments to GAAP included a separate income tax expense adjustment from GAAP tax expense to the amount of cash taxes paid or payable for the respective period. As of December 31, 2016, the presentation includes the tax effect of the adjustments to GAAP as prescribed by the updated Compliance and Disclosure Interpretations issued by the SEC in May, 2016. In the three months ended December 31, 2016 and 2015, cash taxes paid were $5 thousand and $9 thousand, respectively. A reconciliation to the previously reported adjusted results is presented below.

(7) Deferred tax asset valuation allowance for the three and twelve months ended December 31, 2016 relates to a valuation allowance placed on the deferred tax asset associated with Viking losses including the other than temporary impairment charge of $7.4 million. Deferred tax asset valuation allowance for the twelve months ended December 31, 2015 primarily relates to the release of previously reserved net operating losses and credits.

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Adjusted net income from continuing operations - as revised (see above)	$16,077	$12,244	$46,705	$47,631
Amortization of CyDex acquired intangible assets	(618)	(638)	(2,450)	(2,419)
Income tax effect of the reconciling items (see above)	7,295	3,174	23,726	12,800
Deferred tax asset valuation allowance	(5,939)	—	(5,939)	—
Non-cash income taxes (as previously reported)	10,355	(523)	10,327	13,592
Adjusted net income from continuing operations (as previously reported)	$27,170	$14,257	$72,369	$71,604

Adjusted EPS from continuing operations as previously reported	$1.25	$0.69	$3.33	$3.45

Note: Adjusted net income per share basic and diluted as presented above were also revised as a result of the changes to the income tax effect of the adjustments to GAAP as noted above

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